Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. PROVIDES UPDATE TO FOURTH QUARTER FISCAL YEAR 2015 RESULTS AND ANNOUNCES CHARGES RELATED TO ASSET RATIONALIZATION AND STRATEGIC ACTIONS

PORTLAND, Oregon - April 15, 2015 - Precision Castparts Corp. (PCC) (NYSE:PCP) today announced that following a review of its oil & gas and power pipe end markets and inventories, the Company will recognize fiscal fourth quarter 2015 charges for actions taken to rationalize certain assets and restructure operations. The Company saw continued demand deterioration in its oil & gas and power pipe markets through the fourth quarter of fiscal 2015 and is taking aggressive action to improve its cost and capacity position, including the exit of non-essential investments.

The Company will recognize a non-cash impairment charge in the range of $210 million to $220 million pre-tax related to its 50% ownership interest in Yangzhou Chengde Steel Tube Co., Ltd. (Chengde) as it pursues a sale of that stake. In addition, PCC will recognize a non-cash inventory and other asset impairment charge in the range of $125 million to $135 million pre-tax, primarily in its oil & gas, power pipe and associated raw material operations, reflecting the more challenging market environment, declines in market value, and size or quality characteristics that impact marketability. Both impairments are to be recognized in the fourth quarter of fiscal 2015 in conjunction with the Company’s strategic rationalization plans.

To improve its cost structure, and in response to the current market conditions, the Company implemented headcount reductions to right-size impacted operations which will result in a pre-tax charge of approximately $8 million in the fourth quarter of fiscal year 2015. The expected annual cost savings generated by these actions are expected to be in the range of $30 million to $35 million.

In addition, portions of the Company’s TIMET Morgantown facility remain idle as it conducts a thorough investigation following a serious incident involving an electron beam furnace that occurred in the final week of the fiscal fourth quarter. While additional operations are expected to resume during the first quarter of fiscal 2016, a partial outage will remain through fiscal 2016. The Company plans to provide an update in its fiscal fourth quarter 2015 conference call.

The Company now expects fiscal fourth quarter earnings per share from continuing operations to be in the range of $0.65 to $0.80 (diluted), including the charges discussed above, which range from approximately $343 million to $363 million pre-tax, or $2.15 to $2.25 per share (diluted), subject to finalization of the fiscal year close. Excluding the impairment and restructuring charges in the quarter, adjusted earnings per share are expected to be $2.90 to $2.95 (diluted). The adjusted earnings per share reflect unfavorable mix, and lower than expected pricing and sales volumes, primarily in the oil & gas and power pipe businesses, in addition to foreign exchange headwinds and the impact of the TIMET Morgantown incident.

“While we continue to experience momentum in roughly three-quarters of our business represented by aerospace and industrial gas turbine, the uncertainty in our oil & gas and power pipe end markets is driving PCC to take aggressive action to align our cost structure with incoming order levels,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We have developed strong capabilities in the oil & gas and power pipe markets; however, near-term demand trends remain uncertain.

“Exiting the Chengde JV will allow PCC to better deploy its resources to higher returning activities, while recent capacity expansions at our US-based pipe operations allow PCC to continue to support the power pipe markets,” said Donegan. “We have aggressively gone after cost in our exposed businesses, both through the restructuring announced today, but also as part of our ongoing drive for more efficient operations. We feel these actions will also better position the Company overall for profitable growth in fiscal 2016, and improve our global competitive position. Further, we intend to return our TIMET Morgantown facility to full operation as soon as possible in order to meet our expanding customer demand, but our primary focus will always be our employees’ safety.”

The Company will provide fiscal fourth quarter 2015 results and financial guidance for the full fiscal year 2016 on its earnings conference call currently scheduled for May 13, 2015.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the

Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, and our ability to accelerate production levels to timely match order increases on new or existing programs; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims and contractual liability; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; fluctuations in oil & gas prices and production; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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